                                                       Exhibit 1



FOR IMMEDIATE RELEASE                        Contacts:  Bert Byerley
                                                        214/879-5588
                                                        Gary White
                                                        214/879-5540



     DALLAS--March 22, 1994--Lomas Financial Corporation (NYSE: LFC) today stated that it has retained Salomon Brothers Inc to assist Lomas in evaluating strategic alternatives to maximize stockholder values. The Company is considering various options, including the possibility of merging with or being acquired by another institution. Salomon's engagement was primarily in response to several recent expressions of interest by third parties.
     Jess Hay, chairman and chief executive officer of Lomas, said, "Although the board of directors believes that Lomas has excellent potential for creating value for its stockholders as an independent company, we feel the current situation in our industry provides unique additional possibilities for growth. While Lomas has demonstrated that it is capable of maintaining the size of its portfolio in the face of unprecedented high prepayment rates, it nevertheless is true that with additional capital resources our mortgage and computer businesses would flourish, thereby potentially increasing value for our stockholders and concurrently serving the best interests of our operating businesses, our customers and our employees. What we are doing is making sure that all such possibilities are explored."
     Mr. Hay continued, "We have built an outstanding organization, with some of the finest people and systems in our industry. Regardless of which direction we ultimately take, we are very optimistic about Lomas' future, particularly as the mortgage banking industry appears to be moving toward a more stable environment in terms of portfolio runoff rates and mortgage refinancings."

                                -30-